Exhibit 99.3

Assertio Announces Closing of $70 Million Convertible Senior Notes Offering

Includes Full Exercise of Initial Purchaser's Option to Purchase $10 Million of Additional Notes

LAKE FOREST, Ill., Aug. 25, 2022 (GLOBE NEWSWIRE) – Assertio Holdings, Inc. ("Assertio" or the "Company") (Nasdaq: ASRT), a specialty pharmaceutical company offering differentiated products to patients, today announced that it has closed its offering of $70 million aggregate principal amount of 6.50% convertible senior notes due 2027 (the "Convertible Notes"), including the full exercise of the option to purchase $10 million of additional notes granted by Assertio to the initial purchaser (the "Offering"). The notes were issued in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The Offering is expected to result in approximately $65.9 million in net proceeds to Assertio after deducting the initial purchaser's discounts and commissions and estimated offering expenses payable by Assertio. Assertio intends to use the net proceeds from the Offering to repurchase or redeem its 13% Senior Secured Notes due 2024 and for general corporate purposes.

The Convertible Notes are senior, unsecured obligations of Assertio and accrue interest at a rate of 6.50% per annum, payable semi-annually in arrears on March 1 and September 1 of each year, beginning on March 1, 2023. The Convertible Notes mature on September 1, 2027, unless earlier repurchased, redeemed or converted. The Convertible Notes will be convertible into cash, shares of Assertio's common stock ("common stock"), or a combination thereof, at Assertio's election. The initial conversion rate is 244.2003 shares of common stock per $1,000 principal amount of Convertible Notes, which represents an initial conversion price of approximately $4.09 per share of common stock. The initial conversion price represents a premium of approximately 12.50% over the last reported sale price of $3.64 per share of common stock on August 22, 2022. The conversion rate and conversion price will be subject to adjustment upon the occurrence of certain events.

The Convertible Notes are redeemable, in whole or in part, for cash at Assertio's option at any time, and from time to time, on or after September 8, 2025 and before the 41st scheduled trading day immediately before the maturity date, but only if the last reported sale price per share of common stock exceeds 130% of the conversion price for a specified period of time. The redemption price is equal to the principal amount of the Convertible Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

If a "fundamental change" (as defined in the indenture for the Convertible Notes) occurs, then noteholders may require Assertio to repurchase their Convertible Notes for cash. The repurchase price will be equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

The Company will agree not to incur liens on its or its subsidiaries' assets or to permit its subsidiaries to guarantee indebtedness without equally and ratably securing or guaranteeing the notes, and will agree not to permit its subsidiaries to issue disqualified or preferred stock, subject to certain exceptions.

The offer and sale of the Convertible Notes and any shares of common stock issuable upon conversion of the Convertible Notes have not been, and will not be, registered under the Securities Act or any other securities laws, and the Convertible Notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the Convertible Notes or any shares of common stock issuable upon conversion of the Convertible Notes, nor will there be any sale of the Convertible Notes or any such shares, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

About Assertio

Assertio is a leading commercial pharmaceutical company bringing differentiated products to patients. The Company has a robust portfolio of branded prescription products in three areas: neurology, hospital, and pain and inflammation. Assertio has grown through business development including licensing, mergers, and acquisitions.

Forward Looking Statements

Statements in this communication that are not historical facts are forward-looking statements that reflect Assertio's current expectations, assumptions and estimates of future performance and economic conditions. These forward-looking statements are made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to, among other things, the completion of the offering and the expected amount and intended use of the net proceeds. All statements other than historical facts may be forward-looking statements and can be identified by words such as "anticipate," "believe," "could," "design," "estimate," "expect," "forecast," "goal," "guidance," "imply," "intend," "may", "objective," "opportunity," "outlook," "plan," "position," "potential," "predict," "project," "prospective," "pursue," "seek," "should," "strategy," "target," "would," "will," "aim" or other similar expressions that convey the uncertainty of future events or outcomes and are used to identify forward-looking statements. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the control of Assertio, including the risks described in Assertio's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission ("SEC") and in other filings Assertio makes with the SEC from time to time.

Investors and potential investors are urged not to place undue reliance on forward-looking statements in this communication, which speak only as of this date. While Assertio may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by applicable law. Nothing contained herein constitutes or will be deemed to constitute a forecast, projection or estimate of the future financial performance or expected results of Assertio.

Investor Contact:

Matt Kreps

Managing Director

Darrow Associates

Austin, TX

M: 214-597-8200

mkreps@darrowir.com